EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2007 Fourth Quarter and 2007 Earnings

Austin, Texas, March 7, 2008 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today fourth quarter 2007 consolidated net earnings of $29.2 million, or $8.22 per diluted Class A common share, compared with consolidated net earnings of $24.0 million, or $6.74 per diluted Class A common share, for the fourth quarter of 2006. For the year ended December 31, 2007, the Company reported consolidated net earnings of $85.4 million, or $23.95 per diluted Class A common share, compared with $76.3 million, or $21.46 per diluted Class A common share, a year ago.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $28.8 million, or $8.11 per diluted Class A common share, for the fourth quarter ended December 31, 2007, compared with $24.4 million, or $6.84 per diluted Class A common share, for the quarter ended December 31, 2006. For the full year, earnings from operations were $83.1 million, or $23.31 per diluted Class A common share, versus $74.6 million, or $20.97 per diluted Class A common share, for the year ended December 31, 2006. Referring to the full year results, Mr. Moody noted, “We’re pleased to report another year of record operating earnings as the underlying fundamentals of our business continue to deliver.” Mr. Moody stated that the Company’s fourth quarter earnings reflect an adjustment in the Company’s amortization of deferred acquisition expenses as a result of better than expected underlying fundamentals of the Company’s business.

Operating revenues, excluding realized investments gains and derivative income, totaled $126.6 million for the fourth quarter of 2007 compared to $126.0 million for the comparable quarter in 2006. Year-to-date operating revenues increased to $487.7 million from $475.9 million the year before. Mr. Moody indicated, “Our focus on life insurance sales growth materialized during 2007 with an overall 36% increase from the prior year. We issued $3.7 billion of new life insurance coverage representing yet another record for the Company.”

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 10,850 contracted independent agents, brokers and consultants, and at December 31, 2007, maintained total assets of $6.8 billion, stockholders' equity of $1.0 billion, and life insurance in force of $17.6 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

(1)
The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Revenues, excluding realized investment
gains (losses) and derivative income (loss)	$126,568	126,049	487,672	475,918
Derivative income (loss)	(27,600)	29,599	(16,662)	43,279
Realized gains (losses) on investments	596	(567)	3,497	2,662
Total revenues	$99,564	155,081	474,507	521,859

Earnings:
Earnings from operations	$28,839	24,368	83,098	74,613
Net realized gains (losses) on investments	387	(369)	2,273	1,730
Net earnings	$29,226	23,999	85,371	76,343

Basic Earnings Per Class A Share:
Earnings from operations	$8.19	6.92	23.59	21.20
Net realized gains (losses) on investments	0.11	(0.10)	0.65	0.49
Net earnings	$8.30	6.82	24.24	21.69

Basic Weighted Average Class A Shares	3,422	3,421	3,422	3,420

Diluted Earnings Per Class A Share:
Earnings from operations	$8.11	6.84	23.31	20.97
Net realized gains (losses) on investments	0.11	(0.10)	0.64	0.49
Net earnings	$8.22	6.74	23.95	21.46

Diluted Weighted Average Class A Shares	3,456	3,458	3,464	3,456

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com